Exhibit 10.32

                              PROMISSORY NOTE SECURED BY
                                    PLEDGE OF STOCK
                                    _________, ____

San Francisco, California                                            $________


         The undersigned, ________________ ("Maker"), for value received, promises to pay to the order of BF Enterprises, Inc., a Delaware corporation (the "Company"), or any successor in interest to whom this Promissory Note ("Note") has been endorsed for payment (collectively the "Holder"), the principal sum of __Unless and until the____________ and 00/100 ($_________) (the "Principal Sum").

     1. Interest Rate. This Note shall bear interest on the unpaid Principal Sum, computed from the date of this Note until payment in full, at the Applicable Federal Rate at the appropriate determination date for purposes of
Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, but in no case higher than the maximum rate allowed by law; the applicable interest rate hereunder shall be 4.59% per annum.

      2. Repayment of Principal and Interest. Maker shall repay the Principal Sum, together with accrued interest as determined in Section 1 of this Note, in lawful money of the United States of America, at the principal office of the Company, as follows:

           (a) Maker shall pay all interest accrued on the Principal Sum annually on the anniversary date of this Note until such time as the Principal Sum shall be repaid in its entirety by Maker; and

           (b) Maker shall repay the Principal Sum, together with accrued interest thereon and all other amounts owing in connection with this Note and/or the Security Agreement (as defined below), in one lump sum upon the earlier to occur of:

                    (i)   the fifth (5th) anniversary of this Note, or

                   (ii) a sale of all of the shares of common stock of the Company pledged by Maker (the "Shares") under the terms of that certain Security and Pledge Agreement, of even date herewith, by and between Maker and the Company (the "Security Agreement"); provided, however, that if some but not all of the Shares are sold, then the amount of the Principal Sum due on the date of each such sale shall be equal to the product of (A) the Principal Sum and (B) the quotient equal to the number of Shares sold divided by the total number of Shares originally subject to the Security Agreement, together with all accrued interest on such amount.

       3. Prepayment Allowed. This Note may be prepaid in whole or in part at any time without penalty or premium and without notice of such prepayment, provided that any partial payment shall be applied first against any interest which has accrued to the date of the partial payment, and then to the outstanding Principal Sum, if any amount of Principal Sum remains.

       4. Default; Right To Accelerate Payment. Maker shall be in default of this Note, and this Note shall become immediately due and payable in the full amount of the Principal Sum then unpaid, together with all accrued and unpaid interest thereon and all other amounts owing in connection with this Note and/or the Security Agreement, at the option of the Holder of this Note, without notice or demand, upon the occurrence of any of the following events:


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                     (a)   Maker fails to pay timely any of the Principal Sum
                           under this Note or other amounts due under this Note or the Security Agreement on the date the same becomes due and payable or within five (5) business days thereafter;

                     (b) Maker becomes insolvent in that either a petition is filed by or against Maker under any bankruptcy, reorganization, or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or he/she is unable to pay his/her debts as they fall due, or he/she makes any assignment for the benefit of his/her creditors or takes any other action to take advantage of any insolvency laws;

                     (c) any default by Maker under the terms of the Security Agreement which is not otherwise specified in paragraphs (a) or (b) above; or

                     (d) Maker fails to perform any of his/her obligations under the Note or the Security Agreement.


        5. Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to any principles governing conflicts of laws.

        6. Amendment. The provisions of this Note may not be amended, supplemented, waived or changed orally, but only by a writing signed by Maker and the Company making specific reference to this Note.

        7. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by registered or certified mail, postage prepaid, or by dispatch by an internationally recognized express courier service, or at such other address as any party may designate by ten (10) days' advance written notice to the other party.

         8. Severability. If any provision of this Note should be found to be invalid or unenforceable, all other provisions shall nevertheless remain in full force and effect to the maximum extent permitted by law.

         9. Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or in the case of mutilation, on surrender and cancellation of this Note, the undersigned, at his/her expense, will execute and deliver, in lieu of this Note, a new Note of like tenor.

        10. Waiver. Maker waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs, and other expenses.

        11. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS NOTE, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS NOTE, THE PERFORMANCE OF THIS NOTE, OR THE RELATIONSHIP CREATED BY THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. MAKER HEREBY IRREVOCABLY WAIVES ANY RIGHT HE/SHE MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL


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COUNTERPART OR A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE
CONSENT OF MAKER TO THIS AGREEMENT OF THE WAIVER OF HIS/HER RIGHT TO TRIAL BY JURY. THE COMPANY HAS NOT MADE AND MAKER HAS NOT RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY
OF THIS PROVISION. MAKER HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

          12. ADVICE OF COUNSEL. MAKER ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED BY HIS OWN COUNSEL WITH RESPECT TO THIS NOTE, AND SPECIFICALLY WITH RESPECT TO THE TERMS OF SECTION 16, WHICH CONCERNS THE WAIVER OF MAKER'S RIGHT TO TRIAL BY JURY.

         IN WITNESS WHEREOF, Maker has executed this Agreement effective as of the date first above written.

                                        MAKER:


                                        ----------------------
                                        Signature

                                        Name:

                                        Address: